DOC0104114607 RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis, MN 55474 AdvanceSource® Accelerated Benefit Rider Application For Individual Life Insurance with Long?Term Care (LTC) Benefits Reference Number Client ID 001 Part 1 Insured and Owner Information 1. Insured: Is Insured the Owner? Yes No Owner if other than Insured: Insured’s Name: Part 2 Rider Specified Amount and Monthly Benefit Percent Rider Specified Amount: $ Monthly Benefit Percent: 2% 3% 4% If nothing chosen, it will be 2% Part 3 Protection Against Unintended Lapse or Termination I, the Owner, understand that I have the right to designate at least one person other than myself to receive written notice of lapse or termination of the policy for nonpayment of premium while this rider is attached. I understand that such notice will not be sent until 30 days after the rider charge is due and unpaid. I also understand that I have the opportunity to change this written designation at any time. My selection is as follows: 1. I elect (complete information below) 2. I DO NOT elect to designate a person to receive such notice If nothing chosen, it will be election 2. Name Home Address City State ZIP code Part 4 Insurance Coverage Information (Insured) 1. Are you covered by Medicaid? No 2. Do you currently have, or have you had during the last twelve months, another long-term care, Yes accident, sickness, health or medical insurance policy or certificate in force (including a health Yes No care service contract or health maintenance organization contract)? 3. Do you intend to replace any of your long-term care, accident, sickness, health or medical Yes No coverage with the coverage applied for? 4. Do you have any other life insurance policies or annuity contracts currently in force that Yes No provide similar long-term care coverage? 5. Have you ever been denied coverage for a long-term care rider or policy? If yes, provide details: Yes No Insurance Coverage Information (Insured) continued on next page Sign on Page 3, 4 © 2019 RiverSource Life Insurance Company. All rights reserved. ICC18 114607 Page 1 of 4 A (04/19) 17

DOC0204114607 Insurance Coverage Information (Insured) Continued Details for “YES” answers to insurance coverage information (Questions 2-4) Currently in force? Company Policy/Certificate No. Type and Amount Being Replaced? If no, provide date of lapse Yes No Yes No Yes No Yes No Yes No Yes No Yes No Yes No Part 5 Medical Information (Insured) 1. Do you currently: a) Require or use any assistance devices such as a wheelchair, walker, multi-prong Yes No cane, hospital bed, dialysis, respirator oxygen, motorized cart or stair lift? b) Require any assistance in doing the following: bathing, eating, dressing, toileting, Yes No walking, transferring or maintaining continence? c) Require any assistance or supervision in performing everyday activities: taking Yes No medication, doing housework, laundry, shopping or meal preparation? d) Receive any disability benefits, Worker’s Compensation or State Disability or Social Yes No Security Disability? e) Reside in, have been advised to enter or are planning to enter a long-term care No facility, nursing home, assisted living facility, custodial facility, or receiving home Yes health care services or attending an adult day care center? Details for “YES” answers to medical information in Part 5 Doctor, Medical Practitioner, Question Illness, Treatment (include specific diagnosis Dates Health Care Provider, Clinic, and medication) or Hospital; Include Address, and Phone Number Medical Information (Insured) continued on next page ICC18 114607 Page 2 of 4 A (04/19) 17

DOC0304114607 Medical Information (Insured) Continued 2. Please list all current medications and the prescribing doctor for each medication. Medication Doctor, Medical Practitioner, Health Care Provider Part 6 Agreement & Acknowledgement I agree as follows: I, the Owner, am applying for an acceleration of life insurance death benefits under the AdvanceSource Accelerated Benefit rider that will become part of the life insurance policy. I, the Owner, understand that this application will form part of the basis of coverage under the policy and that coverage for this rider will take effect on the Date shown under Policy Data. I understand that this rider covers only the Insured who is the base Insured person named in the policy. I have read the application and all the statements and answers, and the statements and answers from the Insured and the Owner are true and complete to the best of my (our) knowledge and belief. Caution: If your answers on this application are incorrect or untrue, RiverSource Life Insurance Company may deny benefits or rescind your rider. Fraud Notice: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law. Acknowledgement: I have received and reviewed the rider Outline of Coverage, the life insurance illustration along with the rider supplemental report, the Long-Term Care Insurance Personal Worksheet, the Things You Should Know Before You Buy Long-Term Care Insurance Disclosure, and the Long-Term Care Insurance Potential Rate Increase Disclosure. I have also received and reviewed the Replacement Notice, if applicable. Disclosure: The receipt of Accelerated Benefits may or may not be taxable. You should consult your tax advisor as to the taxation of any Accelerated Benefits. I acknowledge that this rider has a pre-existing condition limitation. No coverage will be provided for illness, injury, or other pre-existing condition until six months after this rider has become effective. Insured Signature Insured Name (Print) X Owner Signature (if other than Insured) Date (MMDDYYYY) X Owner Signature (if other than Insured) Date (MMDDYYYY) X Agreement & Acknowledgement continued on next page ICC18 114607 Page 3 of 4 A (04/19) 17

DOC0404114607 Agreement & Acknowledgement continued Advisor Report List all long-term care, accident, sickness, health or medical insurance policies that you have sold to the applicant: In force: Sold in the past five years that are no longer in force: Company Policy/Certificate No. Type and Amount Company Policy/Certificate No. Type and Amount You certify that you truly and accurately recorded on the application the information supplied by the applicant. You are not aware of anything detrimental to the risk that is not recorded in this application. To the best of your knowledge and belief, the information provided in this application regarding replacement of existing insurance is true and accurate. Servicing Advisor Signature Servicing Advisor ID Date (MMDDYYYY) X

version 05.29.2015(1)